Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
ENTRY INTO VACANT LAND PURCHASE AGREEMENTS

Vancouver, B.C. – November 10, 2011 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that on November 9, 2011, the Company’s wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a Vacant Land Purchase Agreement (the “Hesperia West Agreement”). Under the Hesperia West Agreement, Coronus agrees to acquire a 20 acre parcel of vacant land, situated west of Hesperia, in the County of San Bernardino, California, from Bica Family Revocable Liv Tr. The purchase price is USD $300,000. Close of escrow is December 22, 2011. Coronus deposited USD $1,000 into escrow and agrees to deposit an additional USD $74,000 within sufficient time to close escrow. Bica Family Revocable Liv Tr agrees to carry back the balance amount of USD $225,000 for eighteen months at 6.5% per annum interest, with monthly payments of interest only. Under the Hesperia West Agreement, Coronus agrees to pay out the balance of USD $225,000 before commencing with any alterations, improvements, building or construction on the land. Additionally, on closing, Coronus agrees to pay the realtor commission of USD $5,000. The Hesperia West Agreement is subject to Coronus’ Board of Director approval on or before December 15, 2011. There can be no assurance Coronus’ Board of Director approval will be obtained.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

Coronus Solar Inc.	News Release	Page 1 of 1